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                                                                     EXHIBIT 3.4
                       CERTIFICATE OF DETERMINATION OF RIGHTS,

                     PREFERENCES, PRIVILEGES AND RESTRICTIONS OF

                               SERIES E PREFERRED STOCK

                                          OF

                                  ROSS SYSTEMS, INC.


    The undersigned, James A. Watts, Jr. and Steven L. Berson, do hereby certify that:

    A. They are the duly elected and acting Vice President of Finance and Administration and Chief Financial Officer, and Assistant Secretary, respectively, of Ross Systems, Inc., a California corporation (the "Corporation").

    B. Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Corporation, the said Board of Directors on November 20, 1996, adopted the following resolution creating a series of 200 shares of Preferred Stock designated as Series E Preferred Stock:

    "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation to be designated "Series E Preferred Stock" initially consisting of 200 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series E Preferred Stock is not stated and expressed in the Restated Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Restated Articles of Incorporation shall be deemed to have the meanings provided therein):

    1. DESIGNATION AND AMOUNT. The series of Preferred Stock authorized herein shall be designated as "Series E Preferred Stock". The Series E Preferred Stock is referred to herein as the "Series E Preferred". The number of shares constituting the Series E Preferred shall be two hundred (200).

    2.   REDEMPTION.

         (a) RIGHT OF REDEMPTION. Subject to Section 2(b) below, at any time after the earlier of (i) the NASDAQ Stock Market has suspended trading of the Corporation's shares of Common Stock, such suspension continues for a period of ten (10) Business Days (as defined in

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Section 3(d)(i) below), and such suspension continues on the date on which a
Redemption Notice (as defined in Section 2(c) below) is delivered pursuant to this Section 2, or (ii) three (3) years from the applicable Original Issuance Date (as defined in Section 3(d)(i) below) of any share of Series E Preferred, or (iii) the fifteenth (15th) Business Day prior to the closing of a Change of Control Transaction (as defined in Section 3(b)(i) below), upon the written request of any holder of shares of Series E Preferred (the "Preferred Shareholders") (in the case of subsections 2(a)(i) or (iii) above) or upon the request of any holder of shares of Series E Preferred (in the case of subsection 2(a)(ii) above), the Corporation shall, to the extent of funds legally available therefor, redeem any shares of Series E Preferred eligible for redemption for which a request for redemption has been made. The price per share to be paid by the Corporation upon redemption of the shares of Series E Preferred pursuant to this Section 2 shall be an amount (the "Redemption Payment") equal to:

              (X) $10,000 per share of Series E Preferred, adjusted proportionately for any combinations, consolidations or subdivisions of, or stock distributions with respect to, such share (the "Redemption Price"), plus

              (Y) an amount per share equal to two percent (2%) per year of the Redemption Price, compounded annually and computed from and including the applicable Original Issuance Date thereof to but excluding the Redemption Date (as defined below) thereof, plus

              (Z) any declared but unpaid dividends thereon from and including the applicable Original Issuance Date thereof to but excluding the Redemption Date thereof.

         (b) TERMINATION OF REDEMPTION OBLIGATION. The Corporation's obligation to redeem any share of Series E Preferred pursuant to this Section 2 shall terminate in the event that the Weighted Average Price (as defined in Section 3(d)(i) below) on thirty (30) consecutive Business Days during the six
(6) month period beginning forty-five (45) Business Days after the applicable Original Issuance Date for the Series E Preferred shall be greater than seventy five percent (75%) of the Weighted Average Price for the five (5) Business Days immediately prior to the applicable Original Issuance Date for the Series E Preferred.

         (c)  NOTICE OF REDEMPTION.

              (i) Each Preferred Shareholder who holds shares of Series E Preferred eligible for redemption and desires that the Corporation redeem such shares shall mail to the principal office of the Corporation by certified mail a notice of redemption setting forth the number of shares of Series E Preferred the Preferred Shareholder desires to have redeemed and the form of Redemption Payment for such shares (either cash or in the form of shares of Common Stock as set forth in Section 2(e) below) (a "Redemption Notice").


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              (ii) In the event of a Change in Control Transaction (as defined in Section 3(b) below), the Corporation shall give written notice (the "Change In Control Transaction Notice") to the Preferred Shareholders of such transaction at least fifteen (15) Business Days prior to the closing of such transaction. Regardless of whether a Change in Control Transaction Notice has been received, each Preferred Shareholder who holds shares of Series E Preferred eligible for redemption and desires that the Corporation redeem such shares shall mail to the principal office of the Corporation within ten (10) Business Days after the giving of the Change in Control Transaction Notice a written statement (also a "Redemption Notice") setting forth the number of shares of Series E Preferred the Preferred Shareholder desires to have redeemed in connection with to the closing of the Change in Control Transaction.

              (iii) If the Corporation's obligation to redeem all or any portion of the shares of the Series E Preferred to be redeemed is suspended pursuant to Section 2(f), the shares to be redeemed shall be allocated among all Preferred Shareholders requesting redemption pro rata based on the number of shares of Series E Preferred specified in each Redemption Notice.

         (d) REDEMPTION DATE. From and after the first Business Day after the date on which a Redemption Notice is delivered pursuant to this Section 2 (a "Redemption Date"), except as provided herein, all rights with respect to the shares designated for redemption for which a Redemption Notice has been received by the Corporation shall cease and terminate, and such shares shall not subsequently be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever; PROVIDED, HOWEVER, that if payment of the total Redemption Payment for any share of Series E Preferred pursuant to
Section 2(e) hereof is not made when due, the Redemption Date for such share of Series E Preferred shall be postponed for purposes of this Section 2 until such time as such Redemption Payment has been duly paid.

         (e)  PAYMENT.

              (i) The Preferred Shareholders electing to have shares of Series E Preferred redeemed shall be entitled to receive the Redemption Payment therefor upon surrender of the certificates representing such shares, duly endorsed with signatures guaranteed, at the principal office of the Corporation or any transfer agent of the Series E Preferred. Any Redemption Payment made in cash pursuant to this Section 2(e) shall be made in immediately available funds upon surrender of such certificates prior to 12:00 P.M. local time at the principal office of the Corporation or any transfer agent of the Series E Preferred, and shall be made in next day funds upon surrender of such certificates after 12:00 P.M. local time at the principal office of the Corporation or any transfer agent of the Series E Preferred. In the event fewer than all the shares represented by any such certificate are redeemed, the Corporation shall cause to be issued a new certificate representing the unredeemed shares. No fractional shares shall be redeemed.

              (ii) Subject to Section 2(f) below, the Corporation shall pay the Redemption Payment in cash or in shares of Common Stock of the Corporation in accordance


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with the applicable Redemption Notice and the further provisions of this Section
2(e)(ii). In the event that the Preferred Shareholders elect to receive such Redemption Payment in shares of Common Stock then the number of shares of Common Stock issued shall be determined as follows:

                   (1) If such Redemption Notice is made pursuant to the provisions of Section 2(a)(i) above, then the number of shares of Common Stock shall be equal to the Redemption Payment divided by fifty percent (50%) of the fair market value per share of Common Stock on the Redemption Date. The Afair market value" per share of the Common Stock shall be the price per share determined by an independent appraiser chosen by mutual agreement of the Corporation and the holders of a majority of the then outstanding shares of Series E Preferred.

                   (2) If such Redemption Notice is made pursuant to the provisions of Sections 2(a)(ii) or (iii) above, then the number of shares of Common Stock shall be equal to the Redemption Payment divided by eighty percent (80%) of the Weighted Average Price for the thirty (30) Business Days immediately preceding to the Redemption Date for such share.

         (f) PAYMENT IN VIOLATION OF CORPORATIONS CODE. The Corporation's obligation to redeem any Series E Preferred pursuant to this Section 2 is suspended to the extent that such redemption would violate Sections 500-503 of the California Corporations Code or any successor legislation or similar statute. The Corporation shall nevertheless redeem as many shares pursuant to this Section 2 as it can redeem without violating said statutes, and its obligation to redeem the remaining shares shall be suspended only until such time as the Corporation can satisfy in full its obligation pursuant to Section 2 hereof without violating said statutes.

    3. CONVERSION. The holders of the Series E Preferred shall have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHTS TO CONVERT. Each share of Series E Preferred shall be convertible, at the option of the holder thereof, on any Business Day after the Original Issuance Date applicable for such share and prior to the close of business on the applicable Redemption Date as may have been fixed with respect to such share pursuant to Section 2(d) hereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10,000 by the applicable Conversion Price (determined as hereinafter provided) in effect at the time of conversion (the "Conversion Ratio").

         (b)  AUTOMATIC CONVERSION.

              (i) Each outstanding share of Series E Preferred which has not been previously redeemed shall automatically be converted into fully paid and non-assessable shares


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of Common Stock at its then effective Conversion Ratio immediately prior to the closing of a merger or consolidation of the Corporation with any other corporation (a "Change in Control Transaction"), other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the closing of a sale or disposition by the Corporation of all or substantially all the Corporation's assets (other than to a subsidiary or subsidiaries of the Corporation).

         (c)  MECHANICS OF CONVERSION.

              (i) OPTIONAL CONVERSION. A Preferred Shareholder may exercise the right of conversion pursuant to Section 3(a) hereof by delivering written notice to the Corporation specifying the number of shares of Series E Preferred to be converted into Common Stock and surrendering certificates representing such shares, properly endorsed with signatures guaranteed, at the principal office of the Corporation or any transfer agent of the Series E Preferred. The conversion of shares of Series E Preferred into Common Stock pursuant to Section 3(a) hereof shall be deemed to occur immediately before the close of business on the date of surrender of certificates duly endorsed with signatures guaranteed representing the shares of Series E Preferred to be converted (an "Optional Conversion Date"), and a person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as a record holder of such shares of Common Stock from and including such date.

              (ii) AUTOMATIC CONVERSION. The conversion of the Series E Preferred to Common Stock pursuant to Section 3(b) hereof shall be deemed to occur immediately before the close of business on the date of closing of the transaction referred to in Section 3(b), regardless of when the Preferred Shareholders surrender their certificates representing the Series E Preferred.
A person entitled to receive shares of Common Stock issuable upon such conversion (an "Automatic Conversion Date") shall be treated for all purposes as a record holder of such shares of Common Stock from and including such date, except that such person shall not be entitled to issuance of a certificate representing such Common Stock until certificates duly endorsed with signatures guaranteed representing the converted Series E Preferred have been duly surrendered. In connection with an automatic conversion, the Corporation shall promptly provide the holders of Series E Preferred notice of automatic conversion setting forth: (A) a reasonably detailed summary of the nature of the transaction giving rise to such automatic conversion; (B) the number of shares of Series E Preferred that have been converted pursuant to this Section 3(c)(ii); (C) the computation of the Conversion Ratio used by the Corporation in the conversion of such shares of Series E Preferred; (D) the number of shares of Common Stock yielded by the conversion of such shares of Series E Preferred and
(E) the date from which such holder shall be treated as the holder of such shares of Common Stock.

              (iii) ISSUANCE OF COMMON STOCK CERTIFICATE. The Corporation shall, within five (5) Business Days after receipt of a certificate duly endorsed with signatures guaranteed representing converted shares of Series E Preferred pursuant to Sections 3(c)(i) or (ii) above, but not before the applicable Automatic Conversion Date, as the case may be, if later, issue and deliver at the principal office of the person entitled to delivery thereof a certificate for the number of shares of Common Stock to which such person is entitled and a check payable to such person in the amount of any cash payable in lieu of any fractional shares of Common Stock.

         (d)  CONVERSION PRICE.

              (i)  DEFINITIONS.  The following definitions shall apply:

                   (1) "BUSINESS DAY" shall mean any calendar day on which the NASDAQ Stock Market or banks in the City of New York are open for business.

                   (2) "ORIGINAL ISSUANCE DATE" shall mean the date on which the first share of Series E Preferred was originally issued by the Corporation.

                   (3) "WEIGHTED AVERAGE PRICE" shall mean, with respect to any specified time period, the arithmetic average of the daily volume-weighted average sale prices (rounded to the nearest tenth of a cent) of the shares of Common Stock of the Corporation sold on the NASDAQ Stock Market, as reported by Bloomberg L.P., or, if Bloomberg L.P. is not then reporting such information, any successor service mutually agreed upon by the Corporation and the holders of a majority of the then outstanding shares of Series E Preferred.

              (ii) DETERMINATION OF CONVERSION PRICE. The Conversion Price, with respect to each share of Series E Preferred shall be determined as follows:

                   (1) In the event that such share of Preferred Stock shall be converted at any time on or prior to six (6) months from the applicable Original Issuance Date, the Conversion Price for such share shall be equal to one hundred one percent (101%) of the Weighted Average Price for the thirty (30) Business Days ending two (2) Business Days prior to such conversion; provided, however, that in no event shall such Conversion Price be greater than one hundred fifteen percent (115%) of the Weighted Average Price for the first five
(5) of such thirty (30) Business Days.

                   (2) In the event that such share of Series E Preferred shall be converted at any time after six (6) months from the applicable Original Issuance Date, the Conversion Price for such share shall be equal to the lesser of (A) one hundred fifteen percent (115%) of the Weighted Average Price for the five (5) Business Days ending immediately prior to the applicable Original Issuance Date for such share, or (B) one hundred one percent (101%) of the Weighted Average Price for the last thirty (30) Business Days of the period ending six (6) months after the applicable Original Issuance Date for such share.


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


         (e) STOCK SPLITS, DIVIDENDS, RECLASSIFICATION, AND RECAPITALIZATION. In the event the Corporation effects a split, subdivision, combination, or consolidation of its Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock, provision shall be made (including adjustment of the applicable Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series E Preferred) so that the Preferred Shareholders shall thereafter be entitled to receive, upon conversion of the Series E Preferred, the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock, holding the number of shares issuable upon conversion of the Series E Preferred held by such Preferred Shareholder before such event, would be entitled on such event. If the Common Stock issuable upon conversion of the Series E Preferred shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions of this Section (including adjustment of the applicable Conversion Price then in effect and the number of shares of Common Stock issuable upon conversion of the Series E Preferred) with respect to the rights and interest thereafter of the Preferred Shareholders, to the end that the provisions of this Section shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon conversion of the Series E Preferred.

         (f) NO IMPAIRMENT. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Series E Preferred.

         (g) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all the then outstanding shares of Series E Preferred, the Corporation shall forthwith take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to such purpose.

         (h) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share of Series E Preferred. All shares of Common Stock (including fractions)


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


issuable upon conversion of more than one share of Series E Preferred by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after such aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Company shall, in lieu of issuing the fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

    4. VOTING RIGHTS. Except as otherwise required by law or by Section 5 hereof, the holders of Common Stock shall have and possess the exclusive right to notice of shareholders' meetings, and the exclusive voting rights and powers, and the Preferred Shareholders shall not be entitled to notice of any shareholders' meeting or to vote on the election of directors or on any other matter.

    5. PROTECTIVE PROVISIONS. The Corporation shall not do any of the things set forth in this Section without first obtaining the approval of the holders of at least a majority of the total number of shares of Series E Preferred outstanding.
         (a) CREATE NEW SECURITIES. For so long as at least 100 shares of Series E Preferred (as adjusted proportionally for any combinations, consolidations or subdivisions of, or stock distributions with respect to, such shares) remain outstanding, create any new class or series of shares which would rank senior to or, except as provided in Section 5(d) below, pari passu with, the Series E Preferred with respect to the right to receive dividends, if any, when due, redemption and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

         (b) CHANGE RIGHTS OR AUTHORIZE SHARES. Alter or change the rights, preferences, privileges, or restrictions of or on the Series E Preferred, or increase or decrease the authorized number of shares of Series E Preferred; or

         (c) AMEND CHARTER. Amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation or Bylaws if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred.

         (d) Notwithstanding any of the provisions of Section 5(a) above to the contrary, for so long as at least 100 shares of Series E Preferred (as adjusted proportionally for any combinations, consolidations or subdivisions of, or stock distributions with respect to, such shares) remain outstanding, the Corporation may create any new class or series of shares with such terms (including the timing and amount of any dividend payment) as may be determined by the Board of Directors which would rank pari passu with the Series E Preferred in all cases as to the right to receive dividends, if any, when due, redemption and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, provided, however, that
(i) the Corporation may not issue more than $12,000,000 worth of shares


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of such new class or series without the prior approval of the holders of a majority of the then outstanding shares of Series E Preferred voting together as a single class, (ii) immediately upon issuance of any such shares Section 2(b) above shall be of no further force and effect, as if it never had been a part of this Certificate, and (iii) the Corporation shall give written notice to the Preferred Shareholders of any such issuance within five (5) Business Days after the date of issuance of such shares.

    6. NOTICES. Any notice required by the provisions of this Certificate to be given shall be deemed delivered upon the sooner of actual receipt or three days after deposit in the Untied States mail if sent by certified mail, return receipt requested, postage prepaid, or one day after deposit with an overnight delivery service, charges prepaid, and if to the Preferred Shareholders or any of them addressed to such holders of record at the addresses appearing on the books of the Corporation, and if to the Corporation addressed to its principal offices, to the attention of the Secretary of the Corporation.

    RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

    C. That the authorized number of shares of Series E Preferred of the Corporation is 200, the number of shares constituting the Series E Preferred (that is the series created by this Certificate and the resolution set forth above) is 200 and that no such Series E Preferred has been issued.

    D. That (i) on December 29, 1995 the Corporation issued 500,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), (ii) on July 9, 1996 the Corporation issued 500,000 shares of Series B Preferred Stock (the "Series B Preferred Stock"), and (iii) on July 9, 1996 the Corporation issued 500,000 shares of Series C Preferred Stock (the "Series C Preferred Stock"). As of the date hereof, all of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has been converted to Common Stock and no shares of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock remain outstanding. Accordingly, no vote by the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred stock was required to approve the rights, preferences, privileges or restrictions of the Series E Preferred Stock authorized pursuant to this Certificate.




                               [SIGNATURE PAGE FOLLOWS]



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    We further declare under penalty of perjury under the laws of this State of
California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  December 16, 1996.



                                  --------------------------------------------
                                  James A. Watts, Jr.
                                  Vice President of Finance and Administration and Chief Financial Officer



                                  --------------------------------------------
                                  Steven L. Berson, Assistant Secretary


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